Exhibit 4.8

THIRD AMENDMENT TO THE
FOREST CITY ENTERPRISES, INC.
DEFERRED COMPENSATION PLAN FOR NONEMPLOYEE DIRECTORS

     This Third Amendment to the Forest City Enterprises, Inc. Deferred Compensation Plan for Nonemployee Directors (the “Plan”) is effective as of this 12th day of March, 2004.

     WHEREAS, Forest City Enterprises, Inc. (the “Company”) maintains the Plan, and

     WHEREAS, the Company desires to amend the Plan, effective as of date first written above, as hereinafter set forth.

     NOW, THEREFORE, the Plan is hereby amended as follows:

     1. Section 4(i) of Article II of the Plan is hereby amended in its entirety to read as follows:

     “(i) Such Account will be credited with gains, losses, interest and other earnings based on investment directions made by the Participant, in accordance with investment deferral crediting options and procedures established by the Committee, which shall include procedures for prospective investment directions with respect to Fees that are to be deferred under the Plan and for the reallocation of Fees (and gains, losses, interest and other earnings thereon) credited to a Participant’s Account. The Committee specifically retains the right in its sole discretion to change the investment deferral crediting options and procedures from time to time. Unless otherwise specified by the Committee, the investments in which a Participant’s Account may be deemed invested are (a) an interest bearing obligation specified by the Committee from time to time and (b) Class A Common Shares. Any dividends deemed payable with respect to Class A Common Shares that are deemed credited to a Participant’s Account shall be credited to the Participant’s Account and shall be deemed reinvested in Class A Common Shares.

     2. Except as expressly amended and modified herein, the provisions of the Plan shall remain in full force and effect.

     3. Except to the extent preempted by federal law, this Amendment shall be governed by and construed in accordance with the laws of the State of Ohio.

     EXECUTED at Cleveland, Ohio this 12th day of March, 2004.

FOREST CITY ENTERPRISES, INC.

By:

Name:

Title: